Exhibit 21.1

DESTINATION XL GROUP, INC.

Wholly-owned unless otherwise indicated

Subsidiary:	Place of Incorporation:
Casual Male Retail Store, LLC (f/k/a Designs CMAL Retail Store Inc.)	Delaware
Casual Male Direct, LLC (f/k/a Designs CMAL TBD Inc.)	Delaware
CMRG Apparel Management, Inc.	Delaware
CMRG Holdco, LLC	Delaware
CMXL Apparel, LP (a)	Delaware
CMRG Apparel, LLC (f/k/a Designs Apparel, Inc.) (b)	Delaware
Casual Male Store, LLC (f/k/a Designs CMAL Store Inc.)	Delaware
Capture, LLC (c)	Virginia
Casual Male RBT, LLC	Delaware
Casual Male RBT (U.K.) LLC (d)	Delaware
DXLG Wholesale, LLC (e)	Delaware
DXL Canada, Inc. (f/k/a Casual Male Canada Inc.)	Ontario, Canada
Casual Male (EUROPE) LLC	Delaware
Think Big Products LLC	Delaware
Canton PL Liquidating Corp. (f/k/a LP Innovations, Inc.)	Nevada
CMRG Hong Kong Limited	Hong Kong

(a)

A limited partnership in which CMRG Apparel Management, Inc. is a General Partner owning 1% and CMRG Holdco, LLC is a Limited Partner owning 99%. (Both partners are wholly-owned subsidiaries of Destination XL Group, Inc.)

(b)	100% owned by CMXL Apparel, LP (a wholly-owned subsidiary of Destination XL Group, Inc.)
(c)	100% owned by Casual Male Store, LLC (a wholly-owned subsidiary of Destination XL Group, Inc.)
(d)	100% owned by Casual Male RBT, LLC (a wholly-owned subsidiary of Destination XL Group, Inc.)
(e)	100% owned by Destination XL Group, Inc.